Articles of Amendment
                                to
                    Articles of Incorporation
                                of
                          ZALDIVA, INC.

                           P97000069478
            (Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of
Incorporation:

NEW CORPORATE NAME (if changing):

Not applicable

AMENDMENTS ADOPTED-(OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted:

See attachment.

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provision for implementing the amendment if not contained in the amendment itself:

Not applicable.

The date of each amendment(s) adoption:  September 10, 2004

Effective date if applicable:  Upon filing with the Florida Secretary of State

Adoption of Amendment(s)  (CHECK ONE)

__ The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

__ The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):

          "The number of votes cast for the amendment(s) was/were sufficient for approval by _______________________."
                             (voting group)

_X_ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

__ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 10th date of September, 2004.

                    Signature/s/Robert B. Lees

                    Robert B. Lees

                    President

                           ARTICLE III

     Capitalization: (a) The Corporation shall have the authority to issue 50,000,000 shares of common voting stock having a par value of one mill ($0.001) per share.

                 (b) The Corporation shall have the authority to issue 20,000,000 shares of preferred stock having a par value of one mill ($0.001) per share, with such limitations, rights and preferences as the Board of Directors of the Corporation shall determine. Within the authorized class of 20,000,000 shares of preferred stock, there shall be a series of preferred stock designated as the Series A 4% Convertible Preferred Stock (the Series A Preferred Stock ), and the number of shares so designated shall be 5,000,000. The limitations, rights and preferences of the Series A Preferred Stock shall be as follows:

                    A. Voting Rights. Except as otherwise required by law, the holders of the Series A Preferred Stock shall not be entitled to vote separately, as a series, class or otherwise, on any matter submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, without the prior written consent of the holders of the Series A Preferred Stock;

                    (i) the Corporation shall not amend, alter, or repeal (whether by amendment, merger, or otherwise) any of the provisions related to the Series A Preferred Stock in its Certificate of Incorporation, as amended, any resolutions of the board of directors or any instrument establishing and designating the Series A Preferred Stock in determining the relative rights and preferences thereof so as to affect any materially adverse change in the rights, privileges, powers, or preferences of the holders of Series A Preferred Stock; and

                    (ii) the Corporation shall not create or designate any additional preferred stock senior in right as to dividends, voting rights, redemptions or liquidation to the Series A Preferred Stock.

                    B.   Dividends.  Holders of the Series A Preferred
Stock shall be entitled to receive, out of funds legally available therefor, dividends at a rate equal to 4% of the Liquidation Preference per share per annum (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), payable quarterly on January 1; April 1; July1; and October 1, beginning with October 1, 2004, and on any conversion date pursuant to the terms hereunder (except that, if such date is not a trading day for the Corporation's common stock, the payment date shall be the next succeeding trading day) (the Dividend Payment Date ). Dividend payments to each holder shall be made from funds legally available for the payment of dividends. Any dividends that are not paid within three trading days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the Dividend Payment Date through and including the date of payment).

                    C.   Conversion Rights.

                    (i) Series A Preferred Stock. Subject to the passage of 12 months from their issuance, and upon the Corporation's receipt of a facsimile or original of a Series A Preferred Stockholder's duly completed and signed Notice of Conversion, the Corporation shall instruct its transfer agent to issue one or more certificates representing that number of shares of the Corporation's common stock into which the shares of Series A Preferred Stock are convertible. The Corporation's transfer agent shall act as registrar and shall maintain an appropriate ledger containing the necessary information with respect to each share of Series A Preferred Stock.

                    (ii) Conversion Date. Such conversion shall be effectuated by surrendering to the Corporation the shares of Series A Preferred Stock to be converted, together with a facsimile or original of the signed Notice of Conversion. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the holder has delivered to the Corporation a facsimile or original of the signed Notice of Conversion, as long as the shares of Series A Preferred Stock to be
converted are received by the Corporation   within 3 business days thereafter.
As long as the Series B Shares to be converted are received by the Corporation within three business days after it receives a facsimile or original of the signed Notice of Conversion, the Corporation shall cause its transfer agent to deliver to the holder, or per the holder's instructions, the shares of common stock, with restrictive legends as set forth in the subscription agreement executed by such holder, within five business days of receipt of the Series A Preferred Stock to be converted. The person in whose name the certificate of common stock is to be registered shall be treated as a common stockholder of record of the Corporation on and after the Conversion Date.

                    (iii) Conversion Price. The conversion price at which shares of common stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the Conversion Price ) shall be 85% of the average closing bid price of the shares of the Corporation's common stock for the five trading days immediately preceding the Conversion Date, until such time as the number of shares of common stock so purchased, multiplied by the Conversion Price equals the total purchase price paid by the holder for the number of shares of Series A Preferred Stock being converted. No fractional shares of common stock or of Series A Preferred Stock or scrip representing fractions thereof will be issued on conversion, but the number of such shares shall be rounded up or down, as the case may be, to the nearest whole share.

                    (v) Reservation of Common Stock. The Corporation shall at all times reserve and have available all shares of common stock necessary to meet conversion of the Series A Preferred Stock by all holders of the entire amount of Series A Preferred Stock then outstanding.

                    D.   Redemption by the Corporation.

                    (i) Redemption Price. The Corporation shall be permitted to redeem for cash or immediately available funds, to the extent permitted under law and provisions of senior and subordinated debt agreements of the Corporation, at any time and from time to time, any or all of the shares of Series A Preferred Stock then outstanding at a price of $1.00 per share (the Redemption Price ). In addition to the Redemption Price, the Corporation shall issue to each Series A Preferred Stockholder one warrant to purchase one share of common stock at a price of $0.50 per share, exercisable for a period of five years, in exchange for each share of Series A Preferred Stock so redeemed (the Redemption Warrants ). Any redemption by the Corporation of less than all shares of Series A Preferred Stock than outstanding shall be pro rata among the holders of the shares of Series A Preferred Stock based upon the number of shares held by each such holder.

                    (ii) Procedure for Redemption. In connection with any redemption of shares pursuant to this Section D, the Corporation shall give at least 15 days but not more than 30 days' prior written notice of such redemption (a Redemption Notice ), by hand delivery, by registered or certified mail or nationally recognized overnight delivery service (with charges prepaid) or sent via telecopier (if within a reasonable period of time a permanent copy is given by any of the methods described above), to all holders of record of Series A Preferred Stock, as applicable, with such notice to be addressed to each holder at its address as it appears on the stock transfer books of the Corporation and to specify the redemption date (the
 Redemption Date ) and the Redemption Price and to state that the holders must surrender the certificates for their shares of Series A Preferred Stock on or after the Redemption Date in order to receive payment of the Redemption Price. Notwithstanding anything herein contained to the contrary, all shares of Series A Preferred Stock may be converted, including shares of Series A Preferred Stock subject to a Redemption Notice given pursuant to this Section D, during the period from the date of such Redemption Notice through the Redemption Date. On the Redemption Date the Corporation shall pay the aggregate Redemption Price in cash or immediately available funds to such shareholder for the shares of Series A Preferred Stock being redeemed. In the event the shareholders of such Series A Preferred Stock do not receive such aggregate Redemption Price on the Redemption Date, the Corporation shall pay interest on any unpaid amount payable at a rate of ten percent (10%) per month. From and after the Redemption Date, except as set forth below, any holder of shares of Series A Preferred Stock that has been redeemed that has not duly surrendered its Series A Preferred Stock to be redeemed shall cease to be entitled to any rights except the right to receive payment of the Redemption Price. Anything herein contained to the contrary notwithstanding, in the event and to extent that the Corporation cannot or does not make or tender full payment therefor, such shares shall continue to be outstanding, to the extent permitted under law and provisions of senior and subordinated debt agreements of the Corporation, and entitled to all rights and benefits as holders of Series A Preferred Stock until full payment is made or tendered therefor as aforesaid. Shares of Series A Preferred Stock which have been redeemed may not be reissued by the Corporation as shares of such series.

                    (iii) Reservation of Common Stock. The Corporation shall at all times reserve and have available all shares of common stock necessary to meet conversion of the Redemption Warrants that may be granted to the Series A Preferred Stockholders at any time that Series A Preferred Stock is then outstanding.

                    E.   Liquidation.

                    (i) Series A Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled, before any distribution or payment is made upon any shares of common stock or any preferred stock junior in rank to the Series A Preferred Stock, to be paid an amount per share equal to the liquidation value described in this Section E.(i) (the "Liquidation Value"). The per share Liquidation Value of the Series B Shares on any date is equal to $1.00.

                    Neither the consolidation nor merger of the Corporation with or into any other corporation or other entities, nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this Section E.(i).
Notice of liquidation, dissolution, or winding-up of the Corporation shall be mailed, by overnight courier, postage prepaid, not less than 20 days prior to the date on which such liquidation, dissolution, or winding-up is expected to take place or become effective, to the holders of record of the Series A Preferred Stock at their respective addresses as the same appear on the books of the Corporation or supplied by them in writing to the Corporation for the purpose of such notice, but no defect in such notice or in the mailing thereof shall affect the validity of the liquidation, dissolution or winding-up.

                    (ii) General.

                    (A) All of the preferential amounts to be paid to the holders of the Series A Preferred Stock pursuant to Section E.(i) shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to, the holders of the common stock or any preferred stock junior in rank to the Series A Preferred Stock in connection with such liquidation, dissolution or winding-up.

                    (B) After setting apart or paying in full the preferential amounts aforesaid to the holders of record of the issued and outstanding Series A Preferred Stock as set forth in Section E.(i), the holders of record of common stock and any preferred stock junior in rank to the Series A Preferred Stock shall be entitled to participate in any distribution of any remaining assets of the Corporation, and the holders of record of the Series A Preferred Stock shall not be entitled to participate in such distribution.

                    F. Payment of Taxes. The Corporation shall pay all documentary stamp taxes, if any, attributable to the initial issuance of common stock upon the conversion or redemption of shares of Series A Preferred Stock as provided herein; provided, however, that the Corporation shall not be required to pay any tax or taxes which may be payable, (i) with respect to any secondary transfer of the Series A Preferred Stock or the common stock issuable upon exercise thereof; or (ii) as a result of the issuance of the common stock to any person other than the holder, and the Corporation shall not be required to issue or deliver any certificate for any common stock unless and until the person requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.

                    G.   Certain Adjustments.     In the event of any
change in one or more classes of capital stock of the Corporation by reason of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, or combination, subdivision or exchange of shares of Series A Preferred Stock or the like, or in the event of the merger or consolidation of the Corporation or the sale or transfer by the Corporation of all or substantially all of its assets, then all liquidation preference, conversion and other rights and privileges appurtenant to the Series A Preferred Stock shall be promptly and appropriately adjusted by the Board of Directors of the Corporation so as to fully protect and preserve the same (such preservation and protection to be to the same extent and effect as if the subject event had not occurred, or the applicable right or privilege had been exercised immediately prior to the occurrence of the subject event, or otherwise as the case may be), it being the intention that, following any such adjustment, the holders of the Series A Preferred Stock shall be in the same relative position with respect to their rights and privileges as they possessed immediately prior to the event that precipitated the adjustment.